INSITE VISION INCORPORATED
1994 EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated through June 3, 2002)

I.         PURPOSE

The InSite Vision Incorporated 1994 Employee Stock Purchase Plan (the “Plan”) is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Code.

II.        DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

Board means the Board of Directors of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Company means InSite Vision Incorporated, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of InSite Vision Incorporated which shall by appropriate action adopt the Plan.

Compensation means the regular basic earnings paid to an Eligible Employee by one or more Participating Companies during such individual’s period of participation in the Plan, plus (i) any salary deferral contributions made by such individual to the Company’s 401(k) Plan during such period, (ii) any other pre-tax contributions which such individual makes during the period to any of the Company’s Code Section 125 cafeteria benefit programs and (iii) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments. There shall be excluded from such Compensation: all contributions (other than Code Section 125 or Section 401(k) contributions) made by the Company or its Corporate Affiliates for such individual’s benefit under any employee benefit or welfare plan now or hereafter established, moving or relocation allowances, car allowances, imputed income (including income attributable to cars or life insurance), taxable fringe benefits, and similar items.

Corporate Affiliate means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

Effective Date means April 1, 1994, the start date of the first scheduled purchase period under the Plan. Any Corporate Affiliate which becomes a Participating Company in the Plan after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

Eligible Employee means any person who is regularly engaged, for a period of more than twenty (20) hours per week and more than five (5) months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code.

Participant means any Eligible Employee of a Participating Company who is actively participating in the Plan.

Participating Company means the Company and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Companies in the Plan, as of the Effective Date, are listed in attached Schedule A.

Plan Administrator shall have the meaning given such term in Article III.

Stock means shares of the common stock of the Company.

III.       ADMINISTRATION

The Plan Administrator shall have sole and exclusive authority to administer the Plan and shall consist of a committee (the “Plan Administrator”) of two (2) or more non-employee Board members appointed from time to time by the Board. The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

IV.       PURCHASE PERIODS

A.          Stock shall be offered for purchase under the Plan through a series of successive or overlapping purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been issued pursuant to purchase rights granted under the Plan or (ii) the Plan shall have been sooner terminated in accordance with subsection I of Article VII.

B.          The Plan shall be implemented in a series of successive or overlapping purchase periods, each to be of such duration (not to exceed twenty-four (24) months per purchase period) as determined by the Plan Administrator prior to the commencement date of the purchase period. Purchase periods will commence, at the Plan Administrator’s discretion, on the first business day of January and July each year. Accordingly, up to two (2) separate purchase periods may commence in each subsequent calendar year during which the Plan remains in existence.

C.          The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised in successive semiannual installments on the last business day of June and December on which such purchase right remains outstanding.

D.          An Eligible Employee may participate in only one purchase period at a time. Accordingly, except as provided in subsection E below, an Eligible Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating and must also enroll in the new purchase period prior to the commencement date for that period.

E.          If the fair market value per share of Stock on any purchase date is lower than the fair market value per share of Stock on the start date of that purchase period, then all Participants in such purchase period shall be automatically withdrawn from such purchase period immediately after the exercise of their purchase right on such purchase date and automatically re-enrolled in the immediately following purchase period as of the first day thereof.

F.          No purchase rights granted under the Plan shall be exercised, and no shares of Stock shall be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

G.          The acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period.

V.        ELIGIBILITY AND PARTICIPATION

A.          Each Eligible Employee of a Participating Company may begin participation in the Plan on the start date of any purchase period beginning on or after his/her completion of six (6) months of continuous service with the Company or any Corporate Affiliate.

B.          In order to participate in the Plan, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) during the specified enrollment period for the purchase period.

C.          The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any one percent (1%) multiple (not to exceed ten percent (10%) of the Compensation paid to him/her during the purchase period. The deduction rate so authorized shall continue in effect for the entire purchase period and for each successive purchase period, except to the extent such rate is changed in accordance with the following guidelines:

—          The Participant may, at any time during the purchase period, reduce his/her rate of payroll deduction. Such reduction shall become effective as soon as possible after filing of the requisite reduction form with the Plan Administrator (or its designate), but the Participant may not effect more than two (2) such reductions per purchase period.

—          The Participant may increase or decrease the rate of his/her payroll deduction by filing, at least ten (10) business days prior to the commencement of any new purchase period in which he/she enrolls, the appropriate form with the Plan Administrator (or its designate). The new rate (which may not exceed the ten percent (10%) maximum) shall then become effective as of the start date of the new purchase period.

Payroll deductions will automatically cease upon the termination of the Participant’s purchase right in accordance with the applicable provisions of Article VII below.

VI.        STOCK SUBJECT TO PLAN

A.          The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 318,333 shares (subject to adjustment under subsection B below). Such share reserve includes (i) the 85,000-share increase authorized by the Board on March 13, 2000 and approved by the stockholders at the 2000 Annual Meeting, and (ii) the 100,000-share increase authorized by the Board on April 16, 2002 and approved by the stockholders at the 2002 Annual Meeting.

B.          The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first day of January each calendar year, beginning with the 2003 calendar year, by an amount equal to one-half percent (0.5%) of the total number of shares of the Corporation's Common Stock outstanding on December 31st of the immediately preceding calendar year; however, in no event will such annual increase amount exceed one hundred twenty-five thousand (125,000) shares.

C.          In the event any change is made to the Stock purchasable under the Plan by reason of any stock dividend, stock split, combination of shares, recapitalization or other change affecting the Company’s outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of securities issuable over the term of the Plan, (ii) the class and maximum number of securities purchasable per Participant on any one purchase date, and (iii) the class and number of securities and the price per share of the Stock in effect under each purchase right at the time outstanding under the Plan in order to prevent the dilution or enlargement of benefits thereunder.

VII.      PURCHASE RIGHTS

Each Eligible Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

A.          Purchase Price. The purchase price per share shall be the lesser of (i) eighty-five percent (85%) of the fair market value per share of Stock on the start date of the purchase period or (ii) eighty-five percent (85%) of the fair market value per share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be the closing selling price of such share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any exchange, the closing selling price per share of the Stock on such date, as reported on the Nasdaq National Market and published in The Wall Street Journal. If there are no sales of Stock on such day, then the closing selling price for the Stock on the next preceding day for which such closing selling price is quoted shall be determinative of fair market value.

B.          Number of Purchasable Shares. The number of shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the semiannual period beginning with the start of the purchase period or the most recent purchase date in the same purchase period (whichever is applicable), together with any amount carried over from the preceding purchase date in the same purchase period pursuant to the provisions of subsection E of Article VII, by the purchase price in effect for that purchase date. However, the maximum number of shares purchasable by any Participant on any purchase date shall not exceed 6,666 shares (subject to adjustment under subsection B of Article VI).

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

C.          Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin with the first pay day on or after the start date of the purchase period and shall terminate on the last pay day within that purchase period. The amounts so collected shall be credited to the Participant’s individual account upon the Company’s books, but no interest shall be paid on the outstanding balance credited to such book account. The amounts collected from a Participant will not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

D.          Termination of Purchase Rights. The following provisions shall govern the termination of outstanding purchase rights:

(i)          A Participant may, at any time prior to the last ten (10) business days preceding a purchase date, terminate his/her outstanding purchase right by filing the prescribed notification form with the Plan Administrator (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions previously collected from the Participant and not previously applied to the purchase of Stock during that purchase period shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the purchase date. The Participant shall have until ten (10) business days preceding the purchase date to make such election. If no such election is made, then such funds shall be refunded as soon as possible after the purchase date.

(ii)         The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) on or before the start date of the new purchase period.

(iii)        If the Participant ceases to remain an Eligible Employee for any reason (including death, disability or change in status) while his/her purchase right remains outstanding, then such individual (or the personal representative of the estate of a deceased Participant) shall have the following election, exercisable at any time prior to the last ten (10) days preceding the purchase date for the semiannual period in which such cessation of Eligible Employee status occurs:

—          to withdraw all of the funds in the Participant’s payroll account at the time of his/her cessation of Eligible Employee status or

—          to have such funds held for the purchase of shares on the purchase date.

If no such election is made, then such funds shall be refunded as soon as possible after the purchase date. In no event, however, may any payroll deductions be made on the Participant’s behalf following his/her cessation of Eligible Employee status.

E.          Stock Purchase. Outstanding purchase rights shall be automatically exercised in a series of successive installments as provided in subsection C of Article IV. The exercise shall be effected by applying the amount credited to the Participant’s account on the last date of the alternate calendar quarter to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in subsection B of Article VII) at the purchase price in effect for such purchase date. Any amount remaining in the Participant’s account after such exercise shall be held for the purchase of Stock on the next semiannual purchase date within the purchase period; provided, however, that any amount not applied to the purchase of Stock at the end of a purchase period shall be refunded promptly after the close of the purchase period and any amount not applied to the purchase of stock by reason of the limitation of subsection B of Article VII on the maximum number of purchasable shares shall be refunded promptly after the semiannual purchase date.

F.          Proration of Purchase Rights. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.

G.          Rights as Stockholder. A Participant shall have no stockholder rights with respect to the shares of Stock covered by his/her outstanding purchase right until the shares are actually purchased on the Participant’s behalf in accordance with subsection E of Article VII. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

A Participant shall be issued, as soon as practicable after the date of each purchase, a stock certificate for the number of shares purchased on the Participant’s behalf. Such certificate may, upon the Participant’s request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship. Alternatively, the stock certificate may be delivered to a designated stock brokerage account maintained for the Participant and held in “street name” in order to facilitate the subsequent sale of the purchased shares.

H.          Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant’s death, and during the Participant’s lifetime the purchase right shall be exercisable only by the Participant.

I.          Change in Ownership. Should any of the following transactions (a “Corporate Transaction”) occur during the purchase period:

(i)          a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to such transaction, or

(ii)          the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation,

then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such Corporate Transaction by applying the payroll deductions previously collected from each Participant and not previously applied to the purchase of Stock during the purchase period in which such Corporate Transaction occurs to the purchase of whole shares of Stock at eighty-five percent (85%) of the lower of (i) the fair market value per share of Stock on the start date of the purchase period in which the Participant is enrolled at the time of the Corporate Transaction or (ii) the fair market value per share of Stock immediately prior to the consummation of such Corporate Transaction. However, the applicable share limitations of Articles VII and VIII shall continue to apply to any such purchase.

VIII.     ACCRUAL LIMITATIONS

A.          No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Stock accrued under other purchase rights granted to the Participant under this Plan and (ii) similar rights accrued by the Participant under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 in value of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

B.          For purposes of applying the accrual limitations of subsection A of this Article VIII, the right to acquire Stock pursuant to each purchase right granted under the Plan shall accrue as follows:

(i)          The right to acquire Stock under each such purchase right shall accrue in a series of successive semiannual installments as and when the purchase right first becomes exercisable for each installment as provided in subsection C of Article IV.

(ii)          No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 in value of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more other purchase rights granted to the Participant during such calendar year.

(iii)          If by reason of the limitations of subsection A of this Article VIII, the Participant’s outstanding purchase right does not accrue for a particular purchase date of any purchase period, then the payroll deductions which the Participant made during that semiannual period with respect to such purchase right shall be promptly refunded.

C.          In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.       AMENDMENT AND TERMINATION

The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan. In addition, no such action of the Board may, without the approval of the Company’s stockholders, (i) increase the number of shares issuable under the Plan, except to the extent authorized pursuant to subsection B of Article VI in connection with certain changes in the Company’s capital structure, (ii) alter the purchase price formula so as to reduce the purchase price specified in the Plan or (iii) modify the requirements for eligibility to participate in the Plan.

X.        GENERAL PROVISIONS

A.          The Plan was initially adopted by the Board on July 28, 1993 and approved by the stockholders in August 1993. The Board amended and restated the Plan as of January 1, 1994, prior to its implementation, to provide the Plan Administrator with the discretionary power to have overlapping purchase periods of any duration up to twenty-four (24) months. Such restatement was approved by the stockholders on May 31, 1994. The Board amended the Plan on March 1, 1995 to increase the number of issuable shares by an additional 100,000 shares, and such share increase was approved by the stockholders at the 1995 Annual Meeting held on May 30, 1995. On March 13, 2000, the Board authorized an 85,000-share increase to the number of shares issuable under the Plan, and such share increase received stockholder approval at the 2000 Annual Meeting held on June 12, 2000. On April 16, 2002, the Board authorized a series of amendments to the Plan which included: (i) a 100,000-share increase to the number of shares issuable under the Plan, (ii) an extension to the term of the Plan by an additional five (5) years, and (iii) authorized implementation of a one-half percent (0.5%) annual increase feature to the Plan’s share reserve, provided such annual increase not exceed one hundred twenty-five thousand (125,000) shares. Such amendments were approved by the stockholders at the 2002 Annual Meeting held on June 3, 2002.

B.          The Plan shall terminate upon the earlier of (i) December 31, 2008 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

C.          All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

D.          Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

E.          The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict of laws rules.

Schedule A

Companies Participating in
Employee Stock Purchase Plan

InSite Vision Incorporated